EXHIBIT 7

                               LOAN AGREEMENT

                      Made this 24 Day of August 2000

                                  Between

                   Israel Discount Bank Ltd. ("the Bank")

                                                    party of the first part
                                    and

               Trefoil Gilat Investors L.P. ("the Borrower")

                                                   party of the second part
                                    and

             Shamrock Holdings of California Inc. ("Shamrock")

                                                    party of the third part


                                 WITNESSETH

1. The Borrower represents, covenants and warrants as of the date of execution and delivery hereof that:

     1. The Borrower is a limited partnership duly organizes and validly existing under the laws of the State of Delaware, USA and has limited partnership power to make and perform this Agreement, to borrow hereunder and to secure such borrowing as set out hereunder.

     2. Shamrock owns a majority of the equity interest in the Borrower and Trefoil Gilat, Inc., an entity controlled by Shamrock's executive officers, is the General Partner of the Borrower.

     3. The making and performance by the Borrower of this Agreement, and the borrowing hereunder, all as herein provided, have been duly authorized by all necessary partnership action and will not violate any provision of the law or of the Borrower's governing documents or conflict with or result in a breach of, or constitute (with or without notice as contemplated by this Agreement) the creation of any security interest, lien, charge or encumbrance upon any property or assets of the Borrower pursuant to, any agreement, indenture or other instrument to which the Borrower is a party or by which it may be bound, other than this Agreement;

     4. On 30th June 2000 Shamrock purchased from Gilat Communication Ltd. ("Gilat") six convertible Notes ("the Notes") in a total amount of U.S$ 25,000,000 under a Purchase Agreement ("the Purchase Agreement") and Registration Rights Agreement ("the Registration Agreement") of the same date. A true Photostat of the Notes, the Purchase Agreement and the Registration Agreement are attached herewith.

     5. The Notes, the Purchase Agreement and the Registration Agreement are valid and binding obligations of the parties thereto and are enforceable in accordance with their respective terms

     6. To the Borrower's best knowledge, no event of default nor any other breach or non performance of any term of the Notes, the Purchase Agreement or the Registration Agreement has occurred.

     7. All licenses, consents or approvals of any governmental body or other regulatory authority required for the making and performance by the Borrower of this Agreement or any instrument contemplated herein have been obtained. The Borrower is the holder of all material certificates and authorizations of governmental authorities required by law to enable it to engage in the business transacted by it.

     8. On or before the granting of the Loan hereunder, Shamrock shall transfer the Notes and all its rights and liabilities under the Purchase Agreement and the Registration Agreement to the Borrower.

2. The Bank hereby undertakes to grant the Borrower a loan (herein called "the Loan") in an amount of US$ 16,250,000 (sixteen million and two hundred and fifty thousand U.S. Dollars), being 65% of the face value of the Notes, subject to the terms and conditions of this Agreement.

3. The Loan shall be granted by the Bank to the Borrower in one lump sum on such date as the Borrower shall notify the Bank by an irrevocable written notice at least two business days prior to the disbursement date (the "Disbursement Date"), provided such date is not after 30.9.2000, and provided further that by such date all the conditions precedent for the drawing of the proceeds of the Loan, as set forth in clause 5 hereinafter, are complied with.

4. The Loan shall be granted by the Bank to the Borrower by the transfer of the proceeds thereof to the following account: Bank Hapoalim B.M. Central Branch, Tel-Aviv, Account # 3611715 in the name of Shamrock Holdings of California, Inc.

5. The obligation of the Bank to allow the drawdown of the Loan is conditional upon all of the following:

     1. The execution by the Borrower of a Trust Agreement with Israel Discount Bank Trust Company Ltd. ("the Trust Company") in the form attached hereto as Exhibit A.

     2. The delivery to the Trust Company of the Notes duly endorsed to the order of the Trust Company.

     3. The assignment to the Trust Company of all the rights (subject to the obligations of the Borrower) under the Purchase Agreement and the Registration Agreement.

     4. The receipt by the Bank of a certified copy of the Board Resolutions of the General Partner of the Borrower and Shamrock confirming the entering of the Borrower and Shamrock into this Agreement and authorizing their representatives therein named to execute this Agreement and all other documents mentioned in this Agreement (collectively: the "Documents") including the opening and operating of accounts with the Bank.

     5. The receipt by the Bank of a legal opinion in the form attached hereto as Exhibit B.

     6. The settlement by the Borrower of the payments set out in clause 21(a) which shall be deducted from the Loan.

6.

     1. Within five days after disbursement of the Loan, the Borrower will give the Trust Company a written confirmation of Gilat that the endorsements of the Notes has been registered in its Notes registry and that the Trust Company appears therein as owners of the Notes and that it has received a Notice of Assignment of the rights under the Purchase Agreement and the Registration Agreement.

     2. Within 14 days of the Disbursement Date, the Borrower shall deliver to the Bank a confirmation from the appropriate registrar(s), confirming that the Pledge, as defined hereinbelow, has been registered with the appropriate registrar office in accordance the applicable law.

7. The principal of the Loan shall be repaid, unless otherwise provided in this Agreement, in one lump sum on 30th June 2004.

8. The Loan shall bear interest at the floating rate per annum of 1-1/4% over Libor.

9.   For the purposes of clause 7 above:

     1. Interest on outstanding balance of the Loan shall be paid every calendar quarter in arrears as from the drawdown of the proceeds of the Loan. Such period of a quarter shall be hereinafter referred to as an "Interest Period", except for the First Interest Period which will commence on the Disbursment Date and terminate on the last day of the then current calendar quarter.

     2. Libor for each successive Interest Period shall mean the rate of interest quoted on the Reuters Monitor Screen FRBD page, two business days before the commencement of each such Interest Period, for three months United States Dollar Settlements, except for the First Interest Period in respect of which the rate of the closest period shall be used.

     3. Interest shall be calculated on the basis of a year of 360 days and the number of days elapsed.

     4. Every payment on account of the repayment of principal or payment of interest which remains unpaid on the due date for payment shall bear interest as from the 5th day after the due date until actual payment ("Arrears Period") at a rate of 3% per annum in excess of the rate which would have been determined pursuant to sub-clause (b) of this clause.

     5. If due on either (i) introduction of or any change in the interpretation of any law or regulation by any official authority of the State of Israel or any U.S. governmental authority or (ii) the compliance by the Bank with any request from the Bank of Israel or a Federal Reserve Bank, there shall be any increase in the cost (including reserve requirements) to the Bank of agreeing to make or making, funding or maintaining the outstanding balance of the Loan, as from such cost at the date hereof, then the Bank shall so notify the Borrower of the amount of such increased costs and the reasons for such increase. Within 30 days of such notice, the Borrower shall notify the Bank of its intention either (i) to prepay the Loan at the end of the current Interest Period, with no premium or other penalty being due, save that from the date of notice from the Bank until the end of the Current Interest Period, the rate interest payable on the Loan shall be increased sufficiently to indemnify the Bank against such increased costs, or (ii) to maintain the Loan as outstanding in which case the rate of interest payable on the Loan shall be increased sufficiently to indemnify the Bank against such increased costs. The Bank hereby represents that it is not aware of any such circumstances on the date hereof, which might give rise to a claim for increased costs hereunder.

10. All payments on account of repayment of the principal of the Loan or Interest shall be made by the Borrower in full in free transferable US Dollars without any deduction or withholding on account of any taxes or imposts of any Government or authority.

     In the event that any withholding tax is levied on any amount payable to the Bank under this Agreement then the amount due shall be increased to such amount that after such withholding the amount payable shall be equivalent to the amount due. If such event occurs, the Borrower shall send the Bank the original receipts issued in the name of the Bank by the appropriate U.S tax authorities. The Bank shall endeavor and exercise its best efforts to apply such deduction or withholding against taxes payable by it to the income tax authorities of the State of Israel or otherwise receive benefits by way of any tax credit, tax deduction, tax refund ("Tax Credit"). The Bank shall hold the amounts of the Tax Credits until such time as the relevant final tax assessment of the Bank by the Israeli Tax Authorities is made, and if under such final tax assessment any of the amounts of the Tax Credit are not cancelled as Tax Credit, the Bank shall pay such amounts to the Borrower with accrued interest.

     For the purposes hereof, a tax assessment shall be deemed final only upon expiration of the period during which the Commissioner of Income Tax has the authority to open or review the assessment under the provisions of Section 147 (a)(1) of the Income Tax Ordinance.

11.

     1. If by reason of changes affecting the Euro-Dollar Market, the Bank is unable, due to circumstances beyond its control, to refinance itself in respect of the then outstanding balance of the principal amount of the loan, then the Bank shall promptly notify the Borrower of this fact.

     2. If a notification under sub-clause (a) applies to the Loan before it has been drawn, than the Loan shall not be drawn. However, within three (3) Business Days of receipt of the notification, the Borrower and the Bank shall enter into negotiations for a period of not more than (10) days with a view to agreeing an alternative basis for the borrowing of the Loan . Any alternative basis agreed shall be binding on the parties.

     c. If a notification under sub-clause (a) applies to the Loan after it has been drawn to, then, notwithstanding any other provision of this Agreement:

          A) Within three (3) Business Days of receipt of the notification, the Borrower and the Bank shall enter in negotiations for a period of not more than (10) days with a view to agreeing on an alternative basis for determining the rate of interest or funding or both applicable to the Loan;

          B) Any alternative basis agreed under paragraph I above shall be binding on the Parties;

          C) If no alternative basis is agreed, the Borrower shall prepay the outstanding principal of the loan and any accrued interest thereof;

     d. The Bank hereby represents that it is not aware of any such circumstances on the date hereof, which might give rise to a claim under this clause 11.

12. To secure the due performance of all the obligations of the Borrower under this Agreement, the Borrower hereby pledges in the First Degree the Notes and assigns to the Bank by way of charge all its rights (subject to the obligations) under the Purchase Agreement and the Registration Agreement (the "Pledge").

     Upon full repayment, or partial repayment in accordance with the provisions of clauses 16 and 17 below, of the Loan, the Bank shall discharge and release the Pledge and deliver the Notes or any shares thereof to the Borrower.

13.

     1. Shamrock hereby undertakes that on or before the drawing of the Proceeds of the Loan, it shall endorse and transfer the Title to the Notes and assign all its rights and obligations under the Purchase Agreement and the Registration Agreement to the Borrower and such endorsement, transfer and assignment shall be valid, unconditional and absolute.

     2. Shamrock hereby undertakes that the Borrower shall perform it's obligations under clause 6 above.

     3. Shamrock hereby undertakes that in the event that the Borrower shall not deliver to the Bank the Notice under clause 3 above requesting the drawing of the Proceeds of the Loan until 30.9.2000, Shamrock shall pay the Bank forthwith the amount set-out in clause 21(a) hereinafter.

     4. Shamrock hereby guarantees the due and punctual payment of interest by the Borrower, provided such guarantee shall apply only to the difference between the interest due under this Agreement and the interest payable under the Notes, or the whole interest in the event and to the extent that the Notes (including the Additional Notes) or any part thereof have been converted to Shares in accordance with the provisions of this Agreement.

     5. Shamrock hereby undertakes that monies due to it from the Borrower shall be subordinated to monies due from the Borrower to the Bank, and that without the Bank's prior written consent (which shall not be unreasonably withheld) the Borrower shall not make any payment to Shamrock as repayment of principal, payment of interest or otherwise, unless such amounts were contributed to the Borrower by Shamrock or received by; the Borrower in accordance with provisions of the Loan Agreement, including without limitation, the proceeds of the Loan hereunder and proceeds of sale in accordance with Section 16 of this Loan Agreement.

14. In the event that Gilat will exercise its option under section 1 (b) of the Notes to issue Additional Notes (as such term is defined in the Notes) instead of payment of the interest due in cash, the Borrower shall have the option either to pay to the Bank the interest due in cash or to settle the amount of interest due by obtaining from the Bank an additional Loan in the required amount and the provisions of this Agreement including clause 5 to 12 shall apply to such additional Loan with such changes as the case may require.

     In order to avoid any doubt it is hereby agreed that only in case the Borrower elects not to pay the interest due in cash and the Bank grants the additional loan, shall the Additional Notes be held by the Trust Company and be subject to the first degree pledge to the Bank.

15. The Borrower undertakes that as long as any monies are due from the Borrower to the Bank:

     1. Shamrock shall hold at least a majority of the equity interest in the Borrower and Trefoil Gilat, Inc., an entity controlled by Shamrock's executive officers, will continue to be the General Partner of the Borrower throughout the term of this Agreement.

     2. The Borrower shall provide the Bank within 60 days of the end of its financial year with its financial statements on a stand-alone basis certified by an officer of the Borrower.

     3. The Borrower shall forthwith deliver to the Bank a copy of any financial statements received by it from Gilat, or any knowledge or notice received by it under or in respect of the Notes, the Purchase Agreement or the Registration Agreement of any material adverse effect regarding Gilat.

     4. Shall forthwith inform the Bank of an Event of Default as such term is defined in the Notes.

     5. The Borrower shall not engage in any other business except the holding of the Notes.

16.

     1. Notwithstanding clause 12 of this Agreement the Borrower shall be entitled from time to time to sell any of the Notes or the shares of Gilat received as a result of conversion, provided, however, that the amount received from the selling of the Notes will not be less than the amount paid by the Borrower and/or Shamrock in purchasing those Notes and/or that the selling price per share for each of the shares sold shall not be less than $US 23
          (adjusted as a result of the Anti-Dillution clauses in the Notes).

          The amount received from the sale of Notes and/or shares will be used for the prepayment of the Loan up to an amount which reflects the ratio between the Notes and/or shares sold to the total number of Notes and/or shares pledged to secure the repayment of the Loan, i.e. if 20% of the amount of the Notes and/or the number of shares pledged are sold, then 20% of the outstanding amount of the Loan shall be repaid (the "Repaid Amount"). Any amount received from the sale of such Notes and/or shares in excess of the Repaid Amount shall be used by the Borrower at its discretion. The provisions of this clause 16(a) shall apply, mutatis mutandis, to the Optional Redemption or Mandatory Redemption event (as such terms are defined under the Notes).

     2. The Borrower shall be entitled, by a notice to the Bank and the Trust Company, to convert any or all of the Notes to shares pursuant to the terms and conditions of the Notes. Upon such notice the Bank shall surrender the Notes to Gilat in return for the shares. Should the Notes be converted to shares, by the Borrower, such shares shall be registered in the name of the Trust Company and be included in the first degree pledge in favor of the Bank.

     3. In the event that the Borrower converts the Notes, in whole or in part, into shares the following provisions shall apply:

          A) If the average market price of such shares during three consecutive trading days falls below 100% but equal to or above 90% of the face value of the Notes which have been converted to the said shares; or

          B) If the market price of the shares during any one trading day falls below 90% of the face value of the Notes which have been converted to the said shares,

          The Bank shall be entitled to sell the shares, provided however that if the market value of the said shares is not less than 75% of the face value of the Notes which have been converted to said shares, the Bank, before taking steps to sell the shares, shall inform Shamrock of its intention, and then if Shamrock delivers to the Bank forthwith an undertaking to provide the Bank with sufficient additional collateral satisfactory to the Bank, and in fact provide such collateral within 24 hours, or longer period as the Bank may agree, the Bank shall abstain from selling any of the shares.

          The proceeds of the sale of the shares under this sub-clause shall be utilized to effect prepayment on account of the principal of the Loan.

     4. The amounts accumulated with the Bank and/or the Trust Company out of the receipt of interest on the Notes (over and above the interest due under this Agreement), dividends on converted shares, the sale of Notes or shares or any interest thereof, shall be held by the Bank as an additional security, and the Borrower may utilize such monies in whole or in part to effect prepayment of the principal of the Loan in accordance with clause 17.

     17. The Borrower shall be entitled on any interest Payment Date, without premium or penalty, to prepay the Loan in whole or part (and if in part, in an amount not less than USDollars 250,000), together with interest on the amount prepaid to the date of prepayment, provided the Borrower has given the Bank not less than two business days prior written notice, which shall be irrevocable and effective only upon receipt. No amount prepaid may be redrawn. The Bank shall instruct the Trust Company to release the Pledge or any part thereof, pro-rata to the amount prepaid by the Borrower.

     18. If any of the following events ("Events of Default") occurs and shall not have been remedied, the Bank may by a written notice to the Borrower declare the principal of the Loan then outstanding with accrued interest to be forthwith due and payable, whereupon same shall become forthwith due and payable:

          1. Default in the due and punctual payment of any amount due to the Bank under this Agreement whether on account of principal, interest or otherwise, for a period of more than 5 days after service of notice upon the Borrower.

          2. There is a material default by the Borrower in the due and punctual performance and or observation of any material provision of this Agreement or any warranty on the part of the Borrower hereunder is incorrect in any manner affecting the ability of the Borrower to repay the Loan, or the validity or efficacy of the Pledge and/or assignment in any material respect, provided that such default or breach of warranty, if it is capable of being remedied, is not remedied within 30 days of service of notice upon the Borrower.

          3. If the Borrower is unable or ceases to pay its debts in the ordinary course of business, a receiver is appointed over the assets of the Borrower or a material part thereof and such appointment is not cancelled within 60 days, or the Borrower passes a resolution for winding up (other than within the context of a corporate reorganization).

          4. An application is made for the liquidation of the Borrower or an attachment is levied on all the assets of the Borrower or a material part thereof and such application or attachment is not cancelled within -60 days.

          5. A material breach or material non performance of any material obligation or material undertaking by Gilat under the Notes, the Purchase Agreement or the Registration Agreement (provided however any deviation from financial covenants or payment provisions shall always be considered material).

          6. Any of the events mentioned in sub-clauses (c) and (d) shall apply to Gilat, with such changes as the case may requires, that is the reference when required, shall be to the Notes purchase Agreement and the Registration Agreement.

          Notwithstanding the aforesaid:

               A) The Bank shall not exercise its rights under this clause in respect of any of the events set out in sub-clause (e) unless the Bank is of the opinion that the occurrence of such event may jeopardize the due and punctual repayment of the Loan.

               B) The Bank shall not exercise its rights under this clause if the Borrower shall provide the Bank with sufficient additional collateral to the satisfaction of the Bank in its absolute discretion.

               C) The Bank shall not be obliged to defer taking steps under this clause if the delay may cause the Bank substantial irreparable damage.

               D) Notwithstanding Section 6 of the Companies Law 5759-1999, the Bank hereby agrees that in any Event of Default it shall have no claim, demand or any recourse to the assets and rights of any of the shareholders, partners, equity holders or beneficial holders of the Borrower; unless otherwise expressly provided in this Agreement.

19. This Agreement and transactions and the documents provided for herein shall be governed by and construed in accordance with the Laws of the State of Israel. Any legal action or proceedings against the Borrower or Shamrock with respect to this Agreement or any instrument provided for herein may be brought in the courts of Tel-Aviv, Israel or in the courts of any other appropriate jurisdiction, as the Bank may elect, and the Borrower and Shamrock hereby irrevocably accepts the jurisdiction of such courts for the purpose of any action or proceeding.

20. The Borrower and Shamrock hereby agree that service of process in any such action or proceedings brought in Israel may be made upon them by service upon Zellermayer, Pelossof, Adv., and the Borrower and Shamrock hereby irrevocably appoint Zellermayer, Pelossof, Adv. as their authorized agent to accept such service of process in Tel-Aviv and agree that failure of such Agent to give any notice of any such service to the Borrower or Shamrock shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower undertakes to deliver to the Bank before the proceeds of the Loan is drawn the written irrevocable acceptance of the above appointment by Zellermayer, Pelossof, Adv.

21.

     1. The Borrower undertakes to pay the Bank the amount of US$ 35,000 to cover the Bank's costs and expenses in connection with the preparation of the Loan documents, such payment to be effected upon disbursement of the Loan.

     2. The Borrower shall bear and pay all stamp duties (including penalties for late payment) and registration fees, if any, payable in respect of this Agreement and documents provided for herein.

22. Business day for the purposes of this Agreement is a day in which Banks in New York and London are open for business and the Bank of Israel conducts business in a non-Israeli currency. In the event that any payment is due on a date which is not a business day such payment shall be postponed to the next business day, unless such day falls in the next calendar month in which case the payment shall be effected in the previous business day.

23. All notices, requests and demands shall be given or made upon the respective parties hereto as follows:

     To the Bank:        27/31 Yehuda Halevi Street, Tel-Aviv
                         Tel. 972-3-5145376
                         Fax: 972-3-5145210
                         Attention: Corporate Division

     To the Borrower and/or Shamrock:

                         4444 Lakeside Drive, Burbank
                         California, USA 91505
                         Tel: (818) 845-4444
                         Fax: (818) 842-3142
                         Attention: Robert  Moskowitz

     Until one of the parties shall inform the others of a different address.

     As a matter of courtesy, the Bank may send copies of notices, requests and demands sent to the Borrower and/or Shamrock to:

                         Zellermayer, Pelossof, Advocates
                         Europe House
                         37 Shaul Hamelech Blvd.
                         Tel Aviv 64928
                         Tel: 03-6939555
                         Fax: 03-6952884
                         Attention: Michael Zellermayer, Adv.


IN WITNESS THEREOF THE PARTIES HAVE SET THEIR HANDS AT TEL-AVIV ON THE DATE HEREIN BEFORE MENTIONED.

/s/ M. Belisha                                 /s/ Robert G. Moskowitz
------------------                             -------------------------------
/s/ H. Debby                                   Shamrock Holding of
------------------                             California Inc.
Israel Discount Bank Ltd                       Name: Robert G. Moskowitz
                                                    --------------------------
Name: M. Belisha                               Title: Executive Vice President
     -----------                                     -------------------------
Title: General Manager's Assistant
      ----------------------------
Name: H. Debby
     ---------
Title: Corporate Banking Officer
      --------------------------

/s/ Robert G. Moskowitz
---------------------------
Trefoil Gilat Investors L.P.
By its General Partner: Trefoil Gilat Inc.

Name: Robert G. Moskowitz
     ----------------------
Title: Vice President
      ---------------------